Movie Gallery Reports Results for the Fourth Quarter of 2005


DOTHAN, Ala., March 23, 2006 -- Movie Gallery, Inc. (Nasdaq: MOVI) today reported results for the fourth quarter and full year ended January 1, 2006.

For the fourth quarter of 2005, total revenues were $676.4 million. Same-store total revenues for the fourth quarter decreased 8.6% from the fourth quarter of 2004, primarily reflecting the decline in the overall home video rental industry. The combined Company's net loss totaled $546.5 million, or $17.25 per share. Fourth quarter 2005 operating results included the following one-time charges:

i)	a non-cash impairment of goodwill and other intangible assets of $527.9 million pre-tax, or $14.50 per share after tax;
ii)	a non-cash valuation allowance on certain of the Company's
deferred tax assets of $85.2 million, or $2.69 per share;
iii)	a store closure accrual in the amount of $9.6 million pre-tax, or
$0.20 per share after tax for 64 Movie Gallery stores whose trade areas overlapped with acquired Hollywood stores; and,
iv)	charges for certain other items of $1.5 million pre-tax, or $0.03 per share after tax.

Adjusted EBITDA was $33.0 million for the fourth quarter of 2005.
Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

"Although the fourth quarter of 2005 included some of the year's biggest titles, including Batman Begins, Star Wars Episode 3, War of the Worlds, and Fantastic Four, the strength of the title slate was more than offset by the carryover of negative momentum caused by the lack of successful movies released in the second and third quarters of 2005," said Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery.

For fiscal 2005, Movie Gallery's revenues totaled $2.0 billion, which include revenues for 35 weeks of our wholly-owned subsidiary, Hollywood Entertainment Corporation ("Hollywood"), which was acquired on April 27, 2005. Same-store total revenues for fiscal 2005 decreased 4.7% from fiscal 2004. The combined Company's net loss totaled $552.7 million, or $17.53 per share. Fiscal 2005 operating results included the following one-time charges:

i)	a non-cash impairment of goodwill and other intangible assets of $527.9 million pre-tax, or $14.45 per share after tax;
ii)	a non-cash valuation allowance on certain of the Company's
deferred tax assets of $85.2 million, or $2.68 per share;
iii)	to conform Hollywood's accounting method for extended viewing fees to Movie Gallery's method charges for $19.0 million pre-tax, or
$0.39 per share after tax;
iv)	increased amortization expenses of $10.1 million pre-tax, or
$0.21 per share after tax, to reduce Movie Gallery's VHS residual value from $2.00 to $1.00;
v)	a store closure accrual in the amount of $9.6 million pre-tax, or $0.20 per share after tax for 64 Movie Gallery stores whose trade areas overlapped with acquired Hollywood stores; and,
vi)	stock compensation expense and previously reported merger related charges of $8.2 million pre-tax, or $0.17 per share after tax.

On a pro forma basis for fiscal 2005 (as if the acquisition of Hollywood as of the beginning of the year), Movie Gallery's revenues totaled $2.6 billion and Adjusted EBITDA was $257.0 million, or 9.9% of total revenues.

At January 1, 2006, we had cash and cash equivalents of $135.2 million and $41.9 million in available borrowings under our senior credit facility. With a successful amendment to our credit facility that, among other things, relaxed the financial covenants for the next four fiscal quarters, we believe that cash flow available from operations and availability under the $75.0 million revolving portion of our senior credit facility will be sufficient to operate our business, satisfy our working capital and capital expenditure requirements, and meet our foreseeable liquidity requirements, including debt service throughout 2006.

"Fiscal 2005 was a challenging year for the industry and our Company primarily due to a weak box-office and, to a lesser extent, the continued growth of various alternative entertainment options and new technologies," stated Malugen. "Nevertheless, we continue to believe that the home video industry will remain a significant business for many years to come and our discussions with many of the studio heads continue to support our position regarding the value proposition of home video for both sell-through and rental. There is still no substitute for a quality movie for the consumer to enjoy on their home entertainment center and quality product does bring people to the video store. Fundamentally, we believe that renting a movie is a convenient, affordable and attractively priced form of entertainment which continues to compare favorably to other entertainment alternatives."

"That being said, we are not satisfied with our recent performance and have responded by taking decisive actions to improve our results," said Malugen. "We are implementing a comprehensive set of initiatives to drive revenues, maximize margin opportunities, further improve our operating efficiencies, cut costs and increase asset utilization. We expect this plan will help offset the continued revenue softness we are seeing and expect to continue to see in the near-term, and will contribute to the long-term success of the Company, which is our goal for stockholders, partners and associates alike."

Operational Improvement Initiatives
In conjunction with our ongoing integration efforts, we are also pursuing cost savings and cash generation opportunities through a combination of real estate optimization strategies, lower capital spending, and non-core asset divestitures.

- Real Estate Optimization - we are implementing multiple strategies to better manage our store leases and sales floor space. We plan to reduce the overall footprint of our fleet by returning under-utilized portions to landlords and negotiating subleases where economically feasible. We believe that many of the Hollywood stores can be reduced in size from an average of 6,600 square feet to approximately 4,000 square feet, and that the Movie Gallery stores can be reduced from an average of 4,200 square feet to approximately 3,000 square feet. However, given the store-specific nature of these efforts, it will take time for us to fully realize the resulting financial benefit. As a result, we expect that the impact to our 2006 earnings will be nominal; however, we do believe that the savings over the next three years will be significant.
In addition, we will continue to evaluate the possible closure of stores as market conditions warrant. For example, in the fourth quarter of 2005, we closed 64 Movie Gallery stores that overlapped trade areas served by competing Hollywood stores and we believe this action will be beneficial to EBITDA during 2006. We recorded store closure costs of $9.6 million related to these store closures, which included $1.8 million in non-cash write-offs of store fixtures and equipment and $7.6 million of reserves for operating lease obligations to the end of the lease terms. We will continue to evaluate opportunities such as these as market conditions dictate.

- Reduced Capital Spending - we intend to reduce our annual capital expenditures to approximately $35 million in 2006 from approximately $58 million in 2005, primarily due to fewer new store openings. To enhance liquidity, we currently plan to open only the approximately 140 new stores which were already in the pipeline for 2006. Additionally, in order to maximize free cash flow, we plan to curtail our new store openings over the next several years.
- Divestiture of Certain Non-Core Assets - we are currently undergoing a review of our overall asset portfolio aimed at optimizing our core, in-store businesses. Net proceeds from any divestiture will be used for debt reduction, working capital and other general corporate purposes.

Integration Update

Despite the challenging market environment, we are ahead of schedule in achieving the previously announced cash savings related to our acquisition of Hollywood. In the last eight months of 2005, we achieved approximately $20 million in cash savings and now we expect to achieve over $50 million in cash savings by the end of 2006. In previous announcements, we stated that we expected to realize cash savings of approximately $20 million in 2005 and up to approximately $50 million by the end of 2007.

The following table summarizes certain cash synergies and savings that we expect to realize through our ongoing efforts to integrate and improve support functions, leverage our purchasing power, and reduce our cost structure.

($ Millions)                2005A     2006E
                            -----     -----
OPERATING RELATED
   Cost of Goods Sold       $ 3.7     $18.5
   Store Operating Expenses   0.2       1.7
   G&A Expenses               5.0      15.2
                            -----     -----
                              8.9      35.4

BALANCE SHEET RELATED
   Real Estate Department   $ 3.9     $ 7.4
   Inventory Optimization     7.7         -
   Corporate Aircraft           -      10.0
                            -----     -----
                             11.6      17.4
                            -----     -----
TOTAL CASH IMPACT           $20.5     $52.8
                            =====     =====


"With the Hollywood integration process ahead of schedule, we are confident in our ability to continue reducing expenses and realizing substantial cash savings. As a part of our integration efforts and cost reduction efforts, we intend to reduce salaried and administrative office staff from the date of the merger by approximately 17%, or by 300 positions, by December 31, 2006," concluded Mr. Malugen.

Conference Call Information

Management will have a conference call today (March 23, 2006) at 11:00 a.m. eastern time to discuss the quarterly financial results and the outlook for the Company. To listen to the conference, please call 1-877-340-MOVI ten minutes prior to the scheduled start time and reference passcode MOVIE GALLERY. The call may also be accessed on the Investor Relations section of the Company's website at: http://www.moviegallery.com

About Movie Gallery

Movie Gallery is the second largest North American video rental company with approximately 4,800 stores located in all 50 U.S. states, Canada and Mexico. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

Forward Looking Statements

To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including descriptions of the Company's ability to meet its cash needs, projected conditions in the home video rental industry, benefits from the Company's operational improvement initiatives, anticipated capital expenditures and synergies related to the continuing integration of Hollywood Entertainment Corporation, that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 1, 2006. In addition to the potential effect of these ongoing factors, the Company's operations and financial performance may be adversely effected if, among other factors; (i) same-store revenues are less than projected; (ii) the Company is unable to comply with the revised financial covenants contained in its senior credit facility; (iii) the Company's operational improvement initiatives fail to generate anticipated cost reductions; (iv) the availability of new movie releases priced for sale negatively impacts the consumers' desire to rent movies; (v) unforeseen issues with the continued integration of the Hollywood Entertainment business; (vi) the Company's actual expenses or liquidity requirements differ from estimates and expectations; (vii) consumer demand for movies and games is less than expected; (viii) the availability of movies and games is less than expected; or (ix) competitive pressures are greater than anticipated. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Financial: Thomas D. Johnson, Jr., Movie Gallery, Inc., 503-570-1950
Media: Laura F. Smith of Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449 ext. 154

- tables follow -



                               Movie Gallery, Inc.
                      Consolidated Statements of Operations
              (Unaudited, in thousands, except per share amounts)


                          Thirteen Weeks Ended        Fiscal Year Ended
                          ---------------------   -----------------------
                         January 2,  January 1,   January 2,   January 1,
                            2005        2006         2005         2006
                         ---------   ---------    ---------    ---------
Revenue:
  Rentals                 $ 191,113   $ 520,396    $ 729,167   $1,630,058
  Product sales              17,316     155,969       62,010      357,269
                          ---------   ---------    ---------    ---------
Total revenue               208,429     676,365      791,177    1,987,327

Cost of sales:
  Cost of rental revenue     55,397     157,714      208,160      502,873
  Cost of product sales      12,197     130,004       41,942      271,900
                          ---------   ---------    ---------    ---------
Gross profit                140,835     388,647      541,075    1,212,554


Operating costs and expenses:
 Store operating expenses   107,637     336,527      395,425    1,027,119
 General and administrative  12,765      36,525       54,644      128,441
 Amortization of intangibles    639       1,147        2,601        3,865
 Impairment of goodwill     	  -     522,950            -      522,950
 Impairment of other
 Intangibles                      -       4,940            -        4,940
 Stock compensation              36         520          831        1,618
                           --------    --------     --------     --------
Operating income (loss)      19,758    (513,962)      87,574     (476,379)

Interest expense, net          (234)    (27,100)        (624)     (68,529)
Write-off of bridge
 Financing costs                  -           -           -        (4,234)
Equity in losses of
 unconsolidated entities       (855)          -       (5,746)        (806)
                           --------    --------     --------     --------
Income (loss) before income
 taxes                       18,669    (541,062)      81,204     (549,948)
Income taxes                  7,281       5,413       31,716        2,792
                           --------    --------     --------     --------
Net income (loss)         $  11,388   $(546,475)    $ 49,488    $(552,740)
                           ========    ========     ========     ========

Net income (loss) per share:
   Basic                  $    0.37    $ (17.25)     $  1.54      $(17.53)
   Diluted                $    0.36    $ (17.25)     $  1.52      $(17.53)

Weighted average shares outstanding:
   Basic                     31,073      31,685       32,096       31,524
   Diluted                   31,411      31,685       32,552       31,524

Cash dividends per
 common share             $    0.03    $      -      $  0.12      $  0.06



                                 Movie Gallery, Inc.
                           Unaudited Financial Highlights
                           and Supplemental Information
                               (amounts in thousands)


                               Thirteen Weeks Ended       Fiscal Year Ended
                              ----------------------   -----------------------
                              January 2,  January 1,   January 2,   January 1,
                                 2005        2006         2005         2006
                               ---------   ---------    ---------    ---------

Adjusted EBITDA                 $ 29,050   $ 33,041     $ 117,420   $ 184,644

Total same-store revenues         (6.0%)     (8.6%)       (1.5%)      (4.7%)
Movie Gallery same-store revenues (6.0%)     (6.8%)       (1.5%)      (5.7%)
Hollywood same-store revenues      2.3% (1)  (9.4%)        1.5% (1)   (4.3%)

Total same-store rental revenues  (3.0%)     (9.0%)       (1.0%)      (6.2%)
Movie Gallery same-store revenues (3.0%)     (9.3%)       (1.0%)      (6.5%)
Hollywood same-store revenues     (2.8%)(1)  (8.8%)       (4.3%)(1)   (6.0%)

Total same-store product sales   (29.5%)     (7.4%)      (12.0%)       1.7%
Movie Gallery same-store sales   (29.5%)     19.8%       (12.0%)       3.0%
Hollywood same-store sales        17.4% (1) (10.6%)       29.4% (1)    1.5%

Margin data:
Rental margin                     71.0%      69.7%        71.5%       69.1%
Product sales margin              29.6%      16.6%        32.4%       23.9%
Total gross margin                67.6%      57.5%        68.4%       61.0%

Percent of total revenue:
Rental revenue                    91.7%      76.9%        92.2%       82.0%
Product sales                      8.3%      23.1%         7.8%       18.0%
Store operating expenses          51.6%      49.8%        50.0%       51.7%
General and administrative
 expenses                          6.1%       5.4%         6.9%        6.5%

(1)  Hollywood same-store sales not included in total same-store revenue.

We believe a comparison of our fourth quarter margin rates to the prior year is more meaningful if we include the margin results of Hollywood's fourth quarter as reported. After adjusting prior year to include Hollywood on a pro forma basis, the rental gross margin rates were 70.0% and 69.7% in the fourth quarter of 2004 and 2005, respectively, while the product sales gross margin rates were 21.7% and 16.6% in the fourth quarter of 2004 and 2005, respectively.

We also believe a comparison of our fourth quarter operating and general and administrative expenses to the prior year is more meaningful if we include the results of Hollywood's fourth quarter on a pro forma basis and make adjustments for special items that are not comparable. After adjusting for Hollywood results and special items, operating expenses as a percentage of revenue were 42.9% and 48.3% in the fourth quarter of 2004 and 2005, respectively, while general and administrative expenses were 5.8% and 5.4% in the fourth quarter of 2004 and 2005, respectively.

The following table reconciles the reported margin and expense rates to the adjusted margin and expense rates:



                                       Thirteen Weeks Ended
                                 ------------------------------------
Financial Highlights -           January 2, Margin/ January 1, Margin/
Movie Gallery as reported:          2005     %Rev    2006      %Rev
                                 ---------- ------  --------- -------
  Rental revenue                   $191,113         $ 520,396
  Product revenue                    17,316           155,969
                                   --------         ---------
  Total revenue                     208,429           676,365

  Rental gross profit               135,716  71.0%    362,682  69.7%
  Product gross profit                5,119  29.6%     25,965  16.6%
                                   --------          --------
  Total gross profit                140,835           388,647

  Store operating expense           107,637  51.6%    336,527  49.8%
  G&A expense                        12,765   6.1%     36,525   5.4%

Subtract Movie Gallery Special Items:
  Store operating expense:
    Store closure accrual                               9,607
    Leasehold improvement
      Depreciation adjustment         5,410

Add Hollywood as reported:
  Rental revenue                   $359,394
  Product revenue                   146,497
                                   --------
  Total revenue                     505,891

  Rental gross profit               249,757
  Product gross profit               30,408
                                   --------
  Total gross profit                280,165

  Store operating expense           217,676
  G&A expense                        37,240

Subtract Hollywood Special Items:
  Store operating expense:
    Asset impairment                 13,800
  G&A expense:
    Asset write-off                   4,400
    Merger related fees               4,120

Pro Forma, Adjusted                         Margin/           Margin/
Financial Highlights                         % Rev             % Rev
  Rental revenue                   $550,507         $ 520,396
  Product revenue                   163,813           155,969
                                   --------         ---------
  Total revenue                     714,320           676,365

  Rental gross profit               385,473  70.0%    362,682  69.7%
  Product gross profit               35,527  21.7%     25,965  16.6%
                                   --------          --------
  Total gross profit                421,000           388,647

  Store operating expense           306,103  42.9%    326,920  48.3%
  G&A expense                        41,485   5.8%     36,525   5.4%



                Movie Gallery, Inc.
              Unaudited Financial Highlights
         and Supplemental Information Continued
          (amounts in thousands, except stores)


                                   Fiscal Year Ended
                                 ---------------------
                                 January 2,  January 1,
                                   2005        2006
                                 ---------   ---------
Cash Flow Data:
Net cash flow provided by
 operating activities            $ 89,873    $ 132,406
Net cash flow used in
 investing activities             (59,469)  (1,145,591)
Net cash provided by(used in)
 financing activities             (45,353)   1,121,959

Cash interest                         694       61,782
Cash taxes                          6,826        1,918

Capital Expenditures               46,507       58,198

Balance Sheet Data:
Cash and cash equivalents      $   25,518    $ 135,238
Merchandise inventories            27,419      136,450
Rental inventories, net           126,541      371,565
Accounts payable                   68,977      236,989
Long-term obligation,
 including current portion              -    1,161,229

Total Store count:
   Beginning of period              2,158        2,482
   New store builds                   314          288
   Stores acquired                     74        2,138
   Stores closed                      (64)        (159)
                                ---------    ---------
   End of period                    2,482        4,749
                                =========    =========

Movie Gallery Store Count:
   Beginning of period              2,158        2,482
   New store builds                   314          253
   Stores acquired                     74           87
   Stores closed                      (64)        (147)
                                ---------    ---------
   End of period                    2,482        2,675
                                =========    =========

Hollywood Store Count included in Movie
Gallery results since April 27, 2005:
   Beginning of period                               -
   New store builds                                 35
   Stores acquired                               2,051
   Stores closed                                   (12)
                                             ---------
   End of period                                 2,074
                                             =========


Disclosures Regarding Non-GAAP Financial Information

In this press release, we have provided a non-GAAP financial measure, Adjusted EBITDA, which is defined as operating income plus depreciation, amortization, non-cash stock compensation, and special items, less purchases of rental inventory. Adjusted EBITDA is presented as an alternative measure of operating performance that is used in making business decisions, executive compensation, and as an alternative measure of liquidity. It is a widely accepted financial indicator in the home video specialty retail industry of a company's ability to incur and service debt, finance its operations, and meet its growth plans. However, our computation of Adjusted EBITDA is not necessarily identical to similarly captioned measures presented by other companies in our industry. We encourage you to compare the components of our reconciliation of Adjusted EBITDA to operating income and our reconciliation of Adjusted EBITDA to cash flows from operations in relation to similar reconciliations provided by other companies in our industry. Our presentation of net cash provided by operating activities and Adjusted EBITDA treats rental inventory as being expensed upon purchase instead of being capitalized and amortized. We believe this presentation is meaningful and appropriate because our annual cash investment in rental inventory is substantial and in many respects is similar to recurring merchandise inventory purchases considering our operating cycle and the relatively short useful lives of our rental inventory. Adjusted EBITDA excludes the impact of changes in operating assets and liabilities. This adjustment eliminates temporary effects attributable to timing differences between accrual accounting and actual cash receipts and disbursements, and other normal, recurring and seasonal fluctuations in working capital that have no long-term or continuing affect on our liquidity. Investors should consider our presentation of Adjusted EBITDA in light of its relationship to operating income and net income in our statements of operations. Investors should also consider our presentation of Adjusted EBITDA in light of its relationship to cash flows from operations, cash flows from investing activities and cash flows from financing activities as shown in our statements of cash flows. Adjusted EBITDA is not necessarily a measure of "free cash flow" because it does not reflect periodic changes in the level of our working capital or our investments in new store openings, business acquisitions, or other long-term investments we may make. However, it is an important measure used internally by executive management of our Company in making decisions about where to allocate resources. Because we use Adjusted EBITDA as a measure of performance and as a measure of liquidity, the tables below reconcile Adjusted EBITDA to both operating income and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.



The following table provides a reconciliation of Adjusted EBITDA to operating income:


                        Thirteen Weeks Ended       Fiscal Year Ended
                       ----------------------   -----------------------
                        January 2,  January 1,   January 2,  January 1,
                           2005       2006         2005        2006
                        ---------   ---------    ---------   ---------
Operating income        $  19,758   $(513,962)   $  87,574   $(476,379)
Rental amortization        36,831      81,950      144,521     288,084
Rental purchases          (41,609)   (102,777)    (150,924)   (277,028)
Depreciation and
 intangible amortization   14,034      31,086       36,185      92,655
Impairment of goodwill          -     522,950            -     522,950
Impairment of
 intangibles                    -       4,940            -       4,940
Gain on sale of assets          -        (494)           -        (494)
Transaction bonuses             -           -            -       1,500
Store closure adjustment        -       7,844            -       7,844
Stock compensation             36         520           64       1,618
Extended viewing fee
 adjustment                     -         984            -      18,954
                        ---------   ---------    ---------   ---------
Adjusted EBITDA         $  29,050   $  33,041    $ 117,420   $ 184,644
                        =========   =========    =========   =========

The following table provides a reconciliation of Adjusted EBITDA to net cash provided by operating activities:


                         Thirteen Weeks Ended      Fiscal Year End
                         --------------------   -----------------------
                           January 2, January 1,  January 2, January 1,
                              2005       2006        2005       2006
                           ---------  ---------   ---------  ---------
Net cash provided by
 operating activities      $  40,262  $  83,666   $  89,873  $ 132,406
Changes in operating
 assets and liabilities      (17,887)   (77,528)     (2,744)   (60,573)
Loses for unconsolidated
 entities                        855          -       5,746        806
Investment in base stock
 inventory                     4,531      3,798      15,616     20,367
Tax benefit of stock
 options exercised               384      3,301      (4,305)         -
Deferred income taxes         (6,610)   (20,113)    (19,106)    (8,556)
Amortization of debt
 issuance cost                     -     (1,424)          -     (3,659)
Transaction bonuses                -          -           -      1,500
Store closure adjustment           -      7,844           -      7,844
Interest expense                 234     27,100         624     72,763
Income taxes                   7,281      5,413      31,716      2,792
Extended viewing fee
 adjustment                        -        984           -     18,954
                           ---------  ---------   ---------  ---------
Adjusted EBITDA            $  29,050  $  33,041   $ 117,420  $ 184,644
                           =========  =========   =========  =========


We have also provided a pro forma Adjusted EBITDA, which combines the results of Movie Gallery and Hollywood for the full fiscal year ended January 2, 2006, excluding certain merger-related expenses paid by Hollywood prior to the completion of the merger. We believe this presentation is meaningful and appropriate because it provides investors information regarding our results of information if our business had been combined with Hollywood for the entire year. Management uses this information to analyze results from continuing operations and to view trends and changes in these results. We have also presented pro forma Adjusted EBITDA because the financial covenants under our senior credit facility are calculated based upon our results for the preceding four quarters. You should note, however, that calculations of pro forma Adjusted EBTIDA and Adjusted EBITDA contained herein are calculated in a different manner than that required under our senior credit facility. The following table provides a calculation of pro forma Adjusted EBITDA to Adjusted EBITDA as reconciled above to operating income:

                                            Hollywood Ent.
                        Fiscal Year Ended    January 1 2005
                                             to April 26,
                         January 1, 2006          2005        Pro Forma
                        -----------------   --------------   -----------
Operating income           $ (476,379)        $   45,067      $ (431,312)
Rental amortization           288,084             59,042         347,126
Rental purchases             (277,028)           (74,147)       (351,175)
Depreciation and
 intangible amortization       92,655             21,108         113,763
Impairment of goodwill        522,950                  -         522,950
Impairment of
 intangibles                    4,940                  -           4,940
Gain of sales of asset           (494)                 -            (494)
Transaction bonus               1,500                  -           1,500
Store closure adjustment        7,844                  -           7,844
Stock compensation              1,618                  -           1,618
Merger fees                         -             21,146          21,146
Extended viewing fee
 adjustment                    18,954                122          19,076
                           ----------         ----------      ----------
Adjusted EBITDA            $  184,644         $   72,338      $  256,982
                           ==========         ==========      ==========



The following table reconciles Adjusted EBITDA and pro forma Adjusted EBITDA to net cash provided by operating activities:

                                            Hollywood Ent.
                        Fiscal Year Ended    January 1 2005
                                             to April 26,
                         January 1, 2006          2005        Pro Forma
                        -----------------   --------------   -----------
Net cash provided by
 operating activities      $  132,406          $ (10,145)     $  122,261
Changes in operating
 assets and liabilities       (60,573)            45,010         (15,563)
Losses for unconsolidated
 entities                         806                  -             806
Investment in base stock
 inventory                     20,367              4,561          24,928
Tax benefit of stock
 options exercised                  -            (15,204)        (15,204)
Deferred income taxes          (8,556)            17,700           9,144
Change in deferred rent             -              1,650           1,650
Amortization of debt
 issuance cost                 (3,659)              (468)         (4,127)
Store closure adjustment        7,844                  -           7,844
Merger fees                         -             21,146          21,146
Transaction bonus               1,500                  -           1,500
Interest expense               72,763              8,741          81,504
Income taxes                    2,792               (775)          2,017
Extended viewing fee
 adjustment                    18,954                122          19,076
                           ----------         ----------      ----------
Adjusted EBITDA            $  184,644         $   72,338      $  256,982
                           ==========         ==========      ==========